Exhibit 10.1
Subject: Amendment No. 92 to Standard Aero Subcontract
     Reference: (1) KAC Subcontract No. LMKAC-98-0001
This amendment incorporates changes to the reference subcontract, as detailed below. These changes supersede the existing contract terms and conditions and are effective upon execution by both parties.
     BASIC TERMS AND CONDITIONS:
Section 2.1, Services to be Provided, is amended as follows:
A. EXCLUSIVE PROVIDER
Standard Aero shall be the sole and exclusive provider of all labor and material for the T56 PBA work through February 2014, or the duration of the PBA program, whichever is longer. This relationship shall not be modified except as provided herein.
B. PROGRAM SUMMARY
(STET)

Section 4.2, Option Periods, is replaced and amended to read as follows in its entirety:
     Subsequent to the initial ordering period, KAC agrees to exercise options for annual increments in accordance with the Award Term Decisions and the Award Term Clause, H-900, of the KAC/OC-ALC Contract, No. F34601-99-D-0002. Subsequent extensions shall be flowed down automatically without further restrictions or conditions, and shall not be dependent upon performance, provided that award terms are received by KAC. In the event that any previously earned and awarded Award Term extensions or options are withdrawn by the Government, the parties agree to adjust the length of the Subcontract accordingly.

Article 5, Payment, is amended to read as follows:
Payment terms shall be 30 days from receipt of a valid invoice by wire with a 1% interest penalty per month (prorated by day) for any payment not received within 30 days. All other payment terms are defined in Exhibit F.

Section 7.1 is renamed “Annual Fiscal Year Criteria for Award Term Performance Metrics,” replaced and amended to read as follows in its entirety:

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1. The “End-of-Period” Evaluation for Product Quality and Schedule as determined by the USAF for each fiscal year, commencing with FY07, will be flowed down to the KAC-Standard Aero subcontract performance metrics.
2. Standard Aero Performance shall be evaluated annually. In that actual damages would be difficult or impossible to ascertain, Standard Aero shall pay KAC Liquidated Damages (“LD” or “LDs”) for unsatisfactory performance beginning in FY 2007. Schedule and Quality evaluations will be determined per annual USAF ATRB determinations and applied to LDs as a percentage of the applicable Award Conversion Scale for each sub-category. Management Responsiveness will be determined by and reflected in an annual written review of Standard Aero’s performance from KAC to coincide with the issuance of USAF ATRB results and applied on a percentage basis of unsatisfactory events/total events. KAC shall also provide a detailed written report to SASA on its performance reflecting the CPAR rating for the T56 Engine Work on the PBA Contract by December 31 of each year. Standard Aero LDs will be determined in accordance with the following schedule.
     Table 1 — Annual Standard Aero Performance Evaluation

EVALUATION AREA	EXCELLENT &
(and Sub-Categories)	SATISFACTORY	UNSATISFACTORY
		Evaluation Criteria
		(Award % determination)	Liquidated Damages
Schedule:		Per ATRB Award	Calculation
T56 EMM Schedule	$0.00	0 (0%) to --5 (100%)	[/ \] x Award %
T56 MISTR A Schedule	$0.00	0 (0%) to --1 (100%)	[/ \] x Award %
T56 MISTR B Schedule	$0.00	0 (0%) to --1 (100%)	[/ \] x Award %
Total:	$0.00	Max Schedule LD amount @ 100% = [/ \]
Product Quality:		Per ATRB Award
T56 EMM Quality	$0.00	0 (0%) to --5 (100%)	[/ \] x Award %
T56 Component Quality	$0.00	0 (0%) to --2 (100%)	[/ \] x Award %
Total:	$0.00	Max Product Quality LD amount @ 100% = [/ \]
Mgmt Responsiveness:		Per KAC Evaluation
Delivery of RFPs	$0.00	% of (Unsat Events	[/ \] x Eval %
		/Total Events)
Delivery of TRD reports	$0.00	% of (Unsat Events	[/ \] x Eval %
		/Total Events)
Shipment of Winnipeg	$0.00	% of (Unsat Events	[/ \] x Eval %
assets		/Total Events)
Total:	$0.00	Max Mgmt Resp. LD amount @ 100% = [/ \]
MAX. TOTAL:	Maximum Total LDs @ 100% = $2,000,000.00

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     Table 2 — Evaluation Area Criteria

SCHEDULE	[/ \ / \]

PRODUCT QUALITY	[/ \ / \]

MANAGEMENT RESPONSIVENESS	[/ \ / \]
• Evaluation of Standard Aero performance in each sub-category by KAC for annual FY events to coincide with timing of USAF ATRB reviews.

• Based on working days; one day = 24 hours. • Categorization of RFPs as Simple or Complex will be mutually agreed by KAC and Standard Aero on a case by case basis.	[/ \ / \]

[/ \ / \]

3. If any LDs are assessed, payment will be due from Standard Aero to KAC within 45 days of Standard Aero’s notification by KAC of the USAF’s ATRB official rating to KAC.
4. LDs shall take effect commencing in FY07 for the duration of the PBA program.
5. In the event that an “Unsatisfactory” rating is awarded in two successive years in a specific Evaluation Area sub-category (e.g., T56 EMM), the LD amount payable in that sub-category per Table 1, Annual Standard Aero Performance Evaluation, will be doubled in the second (2nd) year and will remain at the doubled level for successive years of unsat in that Evaluation Area sub-category; but under no circumstances, will the annual LD payable ever exceed this double amount.
6. Standard Aero shall have the right to dispute any imposition by KAC of LDs for Management Responsiveness pursuant to Article 16 hereof under an arbitrary and capricious or abuse of discretion standard of review. Standard Aero shall not have a right to dispute evaluations of Schedule or Quality which shall be a pass through of such evaluations received by KAC under the PBA Contract except Standard Aero may dispute such evaluations through KAC to the extent KAC agrees to dispute such evaluation(s) under the PBA Contract.

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7. Notwithstanding any provision herein to the contrary, nothing shall impose upon Standard Aero any LD for which Rolls-Royce is the sole or primary contributing cause.
8. KAC and Standard Aero agree to work together to ensure that the ATRB evaluation criteria applied to the quality metric will continue to be based only on Standard Aero’s workmanship. In no event shall Standard Aero be subject to financial penalties resulting from any defects in Rolls-Royce supplied material. The warranty obligations of Standard Aero with respect to labor and secondary damages shall remain as it currently is.

     Article 13, Delays, Default, Termination, is replaced and amended to read as follows in its entirety
     The Parties’ rights and remedies regarding delays, default, and termination under this Subcontract, shall be in accordance with FAR Clause 52.212-4, except that KAC may only terminate the Subcontract for convenience if its Contract with OC-ALC, No. F34601-99-D-0002, is terminated for convenience by the US Government, and then only to the same extent.

     Section 19.4.2, Government’s Rights in Data, is replaced and amended to read as follows in its entirety:
     The Parties agree that the Government’s rights, if any, in data shall be governed by DFARS Clause 252.227-7015, Technical Data—Commercial Items, which is specifically incorporated herein. KAC will not impede efforts by Standard Aero to obtain the Government’s agreement to treat data that originated solely with Standard Aero and that Standard Aero caused to be delivered to the Government prior to Subcontract Amendment No. 92 as subject to DFARS 252.227-7015(b)(2), and to correct any markings or notices on the documents accordingly, if necessary, at Standard Aero’s expense. KAC will forward to the government any such request by Standard Aero. Standard Aero shall hold KAC harmless for any and all damages, costs, causes of action, withholdings or expenses arising out of or relating to (i) any treatment of Standard Aero data delivered to the Government prior to Subcontract Amendment No. 92 as other than DFARS 252.277-7015(b)(2) data and (ii) Standard Aero’s efforts to obtain treatment for such data under DFARS 252.227-7015(b)(2).

Exhibit L, incorporated into the Subcontract in Section 19.4.3, Proprietary Information Agreement, is amended to add the following new paragraphs 5, 6 and 7 and renumbering the remaining paragraphs:
5. Except as specifically agreed to herein or subsequently in writing, KAC agrees to take the same reasonable measures set forth above to prevent disclosure of Standard Aero’s Proprietary Information to Rolls-Royce or its officers, directors, consultants or employees. KAC further agrees that, except as agreed to herein or subsequently in writing, Rolls-Royce’s officers, directors, consultants or employees shall not be permitted access to any work areas regularly used by Standard Aero.

6. Notwithstanding paragraph 5, if KAC in good faith determines that performance of the Prime Contract requires limited disclosure of Standard Aero Proprietary Information to one or more of Rolls-Royce’s officers, consultants or employees, KAC shall seek Standard Aero’s written permission to permit disclosure to such specified individual. Standard Aero shall not unreasonably withhold permission provided that (i) the designated individual is not involved in competitive decisionmaking as defined in U.S. Steel Corp. v. United States, 730 F.2d 1465 (Fed. Cir. 1984); (ii) the designated individual executes an Undertaking in the form set forth below; (iii) the total number of such designated individuals at any time does not exceed six; and (iv) the request for permission describes the Proprietary Information to which the individual will have access.
UNDERTAKING
I,                                                             , hereby certify as follows:
1. I am affiliated with the Rolls Royce Corporation (“RRC”) as follows:

2. I have read Paragraph 19.4.3 of the Contract between Kelly Aviation Center, LLC and Standard Aero (San Antonio), Inc. (“Standard Aero”), and I agree to be bound by the provisions of that paragraph (the “PIA”). I further agree that (i) I will only review Proprietary Information produced by Standard Aero at KAC’s offices, (ii) I will not take copies of such information to RRC’s offices or elsewhere, (iii) I will not disclose any such Proprietary Information to any other RRC officer, director, employee or consultant, or any third party, and (iv) I will take all reasonable measures to prevent such disclosure of Standard Aero’s Proprietary Information.
3. I am not involved in competitive decisionmaking as discussed in U.S. Steel Corp. v. United States, 730 F.2d 1465 (Fed. Cir. 1984), for or on behalf of RRC or any other party or entity that might gain a competitive advantage from access to any Proprietary Information disclosed pursuant to the Contract. This means that I do not, for example, provide advice concerning or participate in decisions about marketing or advertising strategies, product research and development, product design or competitive structuring and composition of bids, offers, or proposals with respect to which the use of such Proprietary Information could provide a competitive advantage.
CERTIFICATION
By my signature, I certify that, to the best of my knowledge, the representations set forth above (including any attached statements) are true and correct.

Signature	Date Executed

Printed Name and Title

7. The provisions of sections 5 and 6 shall, at Standard Aero’s sole discretion, also apply to any additional general or limited partners of KAC.
Article 23, Subcontract Administration Provisions, is amended to add the following:
23.4 PROTOCOL FOR STANDARD AERO DISCUSSIONS WITH KAC’S PBA CUSTOMERS
1. Standard Aero shall not initiate any discussions related to PBA Work (technical or other) directly with KAC’s PBA customers (USAF, NAVICP, USCG or their field and using command customers) without KAC knowledge or involvement that is outside of the specific authorizations below. Nothing herein shall affect Standard Aero’s rights to discuss with any person or entity non-PBA work. [/ \]
2. Under the circumstances and allowances below (and only under these circumstances) Standard Aero will continue to work directly with a PBA customer on/with:
a) Quarantined Parts — Direct discussions are permissible.
b) Quarantine Report — Direct discussions are permissible but ensure KAC’s Subcontractor Mgmt and Program Office is copied.
c) AFTO 202s — These can continue to go directly to the USAF CEA with a copy KAC’s Subcontractor Mgmt, Chief Engineer, KAC Technical Library and Program Office. The library will send a scanned copy of all 202s to the KAC contact list below. Note: Any 202s or REIs that are requesting an MRB disposition, for a condition that was the result of a Standard Aero workmanship error, or discrepant PBA quality, should be brought to the attention of Standard Aero quality and then coordinated with KAC Chief Inspector’s office before it is exposed to the PBA customers.
d) DCMA — In case DCMA directly calls Standard Aero on PBA technical issues, Standard Aero shall treat it the same as above for the technical discussions (above), answer the question, and notify the KAC Chief Inspector. If the call is to discuss a particular DR, DRs in general or quality issues, Standard Aero shall either get the KAC Chief Inspector on the line or ask that they go through KAC Quality. Standard Aero will not let a technical discussion turn into a quality discussion. If DCMA comes over with questions or issues concerning PBA contract production or quality, they will be redirected to KAC.
e) CEMS — Issues raised from field bases and OC-ALC program office personnel can be handled directly. This includes: release of assets in CEMS, general maintenance of CEMS data, day-to-day upkeep of CEMs records. If a conversation or issue turns into a systemic issue, an issue that will impact Standard Aero’s ability to deliver, problems with the quality of our data in CEMS, adverse trends or anything that sounds like an issue with PBA quality — Standard Aero shall stop and refer the call to KAC quality and work the call/issue with KAC.

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f) Process Qualifications/Repair Development — Standard Aero can continue to work directly with the PBA OC-ALC customer or their representative on these issues, provided that, KAC’s chief engineer is consulted prior to any discussions. The Standard Aero Engineering Director will provide to the KAC’s Engineering, Subcontract, Quality Assurance and Program Office a quarterly status of the ongoing and outstanding process qualification packages.
g) Field Service Visits — These will be pre-coordinated with KAC Quality and the respective PBA customer’s program offices before deploying resources to fix a PBA unit in the field. Standard Aero quality shall get KAC Quality involved as soon as the call/notification comes in.
h) Technical Conferences — PBA Users Conf (USAF or USN), CIP, MPWG — As soon as Standard Aero knows about these conferences, they will send an email to the KAC contact list below. Include the dates, location, agenda and arrangements. KAC will participate with Standard Aero in these events. Standard Aero shall not attend or discuss these events (excluding CIP) without KAC knowing in advance what is expected to be briefed/discussed.
i) Non-technical Conferences or Meetings with PBA customers (Co- Forecasting, Award term review, PMR and any performance evaluations directly related to Standard Aero’s PBA work) — KAC will participate at all times unless it chooses not to do so.
j) PBA Customer Service Visits to Bases — These will be coordinated with KAC before hand. Coordinate all potential visits with the KAC Program office.
k) PBA Customer requests (Program Office or Field Requests) for technical Info (email or phone) or for Help/Trouble Shooting an engine problem — It is acceptable for Standard Aero to provide non-protected/non-restricted shared technical experiences, its knowledge and any history it has on a technical issue. Under no circumstances except as agreed herein should Standard Aero be discussing PBA quality, contract or production issues. Ultimately, Standard Aero will let any field users know that they need to call their respective DoD Program Offices for guidance, coordination and authorization (i.e. OC-ALC/LPE, or the USN FST, NAVICP or the USCG C-130 Program Office). If Standard Aero suspects that a PBA quality or contracts issue could arise from the conversation, immediately email or call the KAC Chief Inspector/Quality office.
l) Request for info from the DML PMS or Prog Mgmt functions — Standard Aero shall direct them to the KAC Contracts Mgr.
m) Expediting Parts directly with DLA — Standard Aero can go directly to DLA, but make sure that KAC get the critical items list, and is informed of the items we are attempting to expedite (potential work stoppage items). We must make sure that KAC is aware of any parts constraints before their customer is aware. Err on the side of too much info in this area. Notify KAC Supply Chain Management (attn: Joe Hernandez)
n) Expediting of GFM material — If GFM items need to be expedited due to production impacts; Standard Aero will advise KAC Supply Chain Mgmt of such impacts, potential stoppages on the shortage reports and comments column of production reports. Those expedite calls can be made to insure that everything possible is done to alleviate work stoppage and sales impacts. Standard Aero should make sure that KAC is aware of any parts constraints before their customer is aware. Err on the side of too much info in this area.
o) Paint schemes and destination requests — Standard Aero will coordinate this info directly with the PBA customer, but copy the KAC program office on all communications.

p) DREAMS system input: Standard Aero will input the DRs on GFM material via DREAMS. A status report from DREAMS is to be supplied to the KAC Subcontract Mgr to distribute as necessary.
3. Customer contact not covered above:
a) If a PBA customer contacts Standard Aero personnel directly regarding PBA work that is an issue not covered by this Protocol list, Standard Aero shall call the KAC PBA program office who will in turn notify the KAC responsible department.
b) In reference to purely technical discussions not covered above, KAC does not want to impede the necessary technical dialogue from occurring between engineering departments, but at the same time the discussions should be limited to technical discussions only. However, KAC should be advised of any potential impacts or issues that affect the program. As the protocol has been from the inception of the contract, the KAC Chief Engineer will be kept involved in all technical issues. This can be done after the fact through phone calls and emails. If a technical discussion turns into, or brings out, a quality issue (against the PBA contract) that has not been pre-coordinated with KAC, stop the conversation. Notify Standard Aero quality and the Standard Aero PBA Program office and reschedule the discussion with KAC contacts on the line.
c) All other conversations should not occur unless KAC is involved in the call or has provided specific guidance to proceed without their involvement.
d) Below is the current contact list for key KAC personnel that Standard Aero should be coordinating issues with:

[/ \] KAC Chief Engineer	[/ \]

[/ \] PBA Program Manager	[/ \]

[/ \] Subcontracts Manager	[/ \]

[/ \] Subcontracts Administrator	[/ \]

[/ \] Contracts Manager	[/ \]

[/ \] Chief Inspector	[/ \]

[/ \] Quality Assurance Analyst	[/ \] (Beeper [/ \] )

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SP. 7.0, Standard Aero’s Personnel, is amended to add the following:
5. Each party reserves the right to advertise for open positions but agrees not to target any particular employees of the other for hire, without written consent, during the PBA Contract and for one year thereafter, and for the duration of any subcontract awarded for Post-PBA T56 Work pursuant to the terms of the Teaming Agreement. Nothing herein shall prohibit either party from hiring a former employee of the other party one year or more after the prior employment was terminated.

SP 10.0 is amended to add the following:
(j) Notwithstanding the above, Standard Aero shall provide KAC annual price reductions as follows:
     (i) FY 2007: $[/ \] commencing October 1, 2006.
     (ii) FY 2008 through end of PBA term: [/ \] % of the annual TAP determined from the annual BEQs excluding “over and above” work.
(k) The initial TAP for each year shall be the prior year’s TAP before application of the prior year’s price reductions as depicted on the following Table:

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Note: All amounts are estimates for illustrative purposes. All figures in USD$000,000.

Year	FY07	FY08	FY09	FY10	FY11	FY12	FY13	FY14
[/ \ / \]	$[/ \ / \]	$[/ \ / \]	$[/ \ / \]	[/ \ / \]	[/ \ / \]	[/ \ / \]	[/ \ / \]	[/ \ / \]
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[/ \ / \]	$[/ \ / \]	$[/ \ / \]	$[/ \ / \]

Year	FY07	FY08	FY09	FY10	FY11	FY12	FY13	FY14
[/ \ / \]	$[/ \ / \]	$[/ \ / \]	$[/ \ / \]
[/ \ / \]	[/ \ / \]	[/ \ / \]	[/ \ / \]
[/ \ / \]	[/ \ / \]%	[/ \ / \]%	[/ \ / \]%
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[/ \ / \]	[/ \ / \]	[/ \ / \]	[/ \ / \]
[/ \ / \]	[/ \ / \]	[/ \ / \]	[/ \ / \]
[/ \ / \]	[/ \ / \]%	[/ \ / \]%	[/ \ / \]%
[/ \ / \]	$[/ \ / \]	[/ \ / \]%	[/ \ / \]%

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FY07 Opening TAP = FY06 Unit Prices X FY07 BEQs
FY08 Opening TAP = FY07 August TAP Unit Prices X FY08 BEQs
FY09 Opening TAP = FY08 August TAP Unit Prices x FY09 BEQs
Price reduction in FY07 is fixed at $[/ \].
Price reduction in all other years is fixed at [/ \]% of actual TAP.
Per Section H-901 of F34601-99-D-0002
Economic Price Adjustment
* Material Index Use: Sept of each year
** Labor Index Use: 3rd Qtr of each year
(l) In determining proposed prices, Standard Aero shall apply [/ \]
(m) Other than as set forth in subparagraph (j), KAC is not entitled to, and shall not seek, any further pricing reductions from Standard Aero while this Subcontract is in effect.

SP 12.0, Establishment of DLA as a Direct, CFM Source of Supply for Kelly Aviation Center L.P (KAC)(Aug. 2002), incorporated into the reference subcontract agreement through Amendment 36, is amended as follows:
(i) Paragraph (a): Change “contractor” to “Standard Aero.” Delete: “and In Accordance With (IAW) DLA/KAC L.P. Agreement 03-0001.” At the end of the paragraph, add: Notwithstanding this authorization, Standard Aero may order parts from other approved US Government sources of supply at Standard Aero’s discretion.
(ii) Paragraph (f): Amend paragraph to read:
“If Standard Aero chooses to acquire items from sources other than DLA, for those items converted to CFM under this provision, Standard Aero shall notify KAC. If Standard Aero intends the change to be permanent, Standard Aero will recompute its Exhibit “E” and “K” unit prices to reflect the new prices and establish a new Exhibit “E” price. In no event shall the Exhibit “E” price exceed the latest established Exhibit “E” price. Additionally, prior to any acquisition from vendors other than DLA as a result of this permanent change, Standard Aero agrees to purchase the Depot share of those affected DLA assets stocked to support the PBA contract (i.e, Standard Aero may deplete the stocked assets on hand at the time of Standard Aero’s notice to KAC, or may make a one-time buy of those assets on hand). If Standard Aero intends the change to be temporary due to the inability of DLA to fill immediate requirements, an adjustment will be negotiated as deemed necessary between Standard Aero and KAC on the one hand, and OC-ALC on the other. [/ \].”
(iii) Paragraphs (g) and (h): Change “KAC” to “Standard Aero.

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Date: July, 11, 2006	STANDARD AERO [SAN ANTONIO], INC.
	By:	/s/ Edward S. Richmond
Edward S. Richmond
	Title:	Senior Vice President

Date: July, 11, 2006	KELLY AVIATION CENTER, LP
	By:	/s/ Marillyn Hewson
	Name:	Marillyn Hewson
	Title:	President